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Exhibit (a)(1)(I)

THINKORSWIM GROUP INC.

Notice of Threshold Exercise Price

TO:	[ELIGIBLE INDIVIDUAL NAME]
FROM:	[INSERT]
DATE:	[May 14, 2009—To be updated as of the day prior to expiration date]
SUBJECT:	Notice of Threshold Exercise Price

        This is to notify you that the threshold exercise price for purposes of determining whether an option will be eligible for tender in the exchange offer is $                        . The threshold exercise price was determined by adding (i) $3.34 and (ii) the product of (A) 0.3980 times (B)  $                                    , the volume-weighted average price for a share of common stock of TD AMERITRADE Holding Corporation, rounded to the nearest one-tenth of a cent, as reported on the NASDAQ Global Select Market for [May 14, 2009—To be updated as of the day prior to expiration date].

        Options granted with a per share exercise price equal to or greater than $                        are eligible for tender in the exchange offer if the options otherwise satisfy the conditions set forth in Section 3 of the Offer to Exchange Eligible Stock Options for Restricted Stock Units.

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  Exhibit (a)(1)(I)
THINKORSWIM GROUP INC. Notice of Threshold Exercise Price